Exhibit 10.2

Consultant Agreement

Conceptus, Inc.

By:	/s/ Lori Ciano	By:	/s/ Sam Trujillo
Print name:	Lori Ciano	Print name:	Sam Trujillo
Title:	EVP Human Resources	Title:	EVP Marketing
Date:	August 10, 2012	Date:	August 9, 2012
Address:
Tax Id. No.:

This Consultant Agreement (“Agreement”) is entered into by Sam Trujillo, (“Consultant”), and Conceptus, Inc., a Delaware corporation (“Conceptus”).

1. Work Scope. Consultant shall provide the consulting services as described in Appendix A. If Conceptus requests Consultant to work on future projects not covered by this scope of work, additional Statements of Work, including cost estimates, can be attached to this Agreement and incorporated herein when agreed to and signed by both parties.

2. Ownership of Work Product.

A. Assignment of Work Product. The work product (“Work Product”) produced by Consultant under this Agreement and all proprietary rights therein shall be and are the property of Conceptus. Work Product includes, but is not limited to inventions, discoveries, compounds, reports, memoranda, drawings, computer programs, devices, models, or other materials of any nature, or information relating to any of the foregoing, which are or were generated in connection with the work scope described in this Agreement, including the appendices attached hereto. Consultant will assign and does hereby assign to Conceptus all patents, copyrights, trademarks and trade secrets conceived or first reduced to practice pursuant to this Agreement. Notwithstanding the foregoing, Conceptus makes no claim of ownership to pre-existing technology owned by Consultant prior to the Effective Date of this Agreement and which is set forth on Appendix C attached hereto (collectively, the “Prior Works”). To the extent that Consultant incorporates any Prior Work into any Work Product, Consultant hereby grants to Conceptus a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such Work Product.

CONFIDENTIAL	-1-

B. Further Assurances. Consultant agrees to assist Conceptus, or its designee, at Conceptus’s expense, in every proper way to secure Conceptus’s rights in Work Product and any copyrights, patents, or other intellectual property rights relating to all Work Product in any and all countries, including the disclosure to Conceptus of all pertinent information and data with respect to all Work Product, the execution of all applications, specifications, oaths, assignments and all other instruments that Conceptus may deem necessary in order to apply for and obtain such rights and in order to assign and convey to Conceptus, its successors, assigns and nominees the sole and exclusive right, title and interest in and to all Work Product, and any copyrights, patents, mask work rights or other intellectual property rights relating to all Work Product. Consultant also agrees that Consultant’s obligation to execute or cause to be executed any such instrument or papers shall continue after the termination of this Agreement.

C. Attorney-in-Fact. Consultant agrees that, if Conceptus is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Work Product assigned to Conceptus herein, then Consultant hereby irrevocably designates and appoints Conceptus and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and on Consultant’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by Consultant.

3. Compensation. Conceptus shall pay Consultant as set forth in Appendix A. Unless otherwise agreed to in writing by the parties, Consultant shall not be compensated for travel time. Conceptus will reimburse reasonable out-of-pocket expenses actually incurred by Consultant in the course of performance hereunder, subject to customary written verification of such expenses. Expenses and travel will be paid according to the guidelines in Appendix B, attached

4. Consultant’s Contact. Consultant will initially work with and receive instructions from Pete Essex, the designated employee of Conceptus, or such other party as Conceptus may designate from time to time.

5. Reports. Consultant agrees that Consultant will, from time to time during the Term of this Agreement (as defined below) or any extension thereof, keep Conceptus advised as to Consultant’s progress in performing the Services under this Agreement. Consultant further agrees that Consultant will, as requested by Conceptus, prepare written reports with respect to such progress. Conceptus and Consultant agree that the time required to prepare such written reports will be considered time devoted to the performance of the services hereunder.

CONFIDENTIAL	-2-

6. Confidentiality.

A. Obligation to Hold Proprietary Information in Confidence. Both parties understand that certain information Consultant may receive from Conceptus, or has previously received from Conceptus, or that Consultant may develop under this Agreement, will be information proprietary to Conceptus or a third-party, as the case may be. Such information includes but is not limited to (i) the fact that Conceptus is conducting research in any particular area or intends to develop or market any product; (ii) the terms of this Agreement or any agreement Conceptus may have (or may be negotiating) with any third party; (iii) non-public information concerning the business or finances of Conceptus or any third-party; and (iv) any other information the disclosure of which might harm or destroy a competitive advantage of Conceptus or any third party (all of (i) through (iv) shall be referred to as “Proprietary Information”). Consultant shall not, either during or subsequent to the Term of this Agreement (as defined below), directly or indirectly, disclose any Proprietary Information to anyone, nor shall Consultant copy or use any Proprietary Information, except for the purpose of carrying out this Agreement. Consultant shall not, either during or subsequent to the Term, directly or indirectly publish any such information without the prior written authorization from Conceptus. During the Term of this Agreement and for a period of ninety days thereafter, Consultant shall not compete with or perform services for direct or indirect competitors of Conceptus, as determined by the Board of Directors of Conceptus. Direct or indirect competitors, includes, but is not limited to, entities manufacturing or selling IUDs, hysteroscopic birth control products or procedures, or tubal ligation products or procedures.

B. Consultant’s Third-Parties. In the event Consultant retains any other parties to assist in providing services related to Consultant’s work for Conceptus, Consultant shall have a written agreement with each party who will be exposed to the Proprietary Information requiring them to comply with Consultant’s obligations with respect to Proprietary Information. Consultant shall not engage any such third parties without prior written consent of Conceptus.

C. Release of Burden to Hold Proprietary Information Confidential. This Agreement shall impose no obligation upon Consultant with respect to any Proprietary Information which (i) the Consultant is authorized by Conceptus in writing to disclose; (ii) becomes generally available to the public; (iii) is subsequently rightfully furnished to Consultant by a third party without restriction on disclosure; or (iv) is known by Consultant as shown by his written records in existence at the time of receiving such Proprietary Information prior to his employment or consultancy with Conceptus.

CONFIDENTIAL	-3-

7. Consultant’s Representations and Warranties.

A. Consultant represents and warrants that the Work Product produced under this Agreement shall be the sole product of Consultant’s own efforts, or to the extent that Consultant retains any third-party that such party shall assign to Consultant all of such party’s right, title, and interest in such Work Product; that Consultant is, or shall be, the owner and proprietor of all applicable rights in said Work Product and shall assign to Conceptus all such rights as set forth in paragraph 2.A above. Consultant further represents and warrants that the use and disclosure of the Work Product will not infringe upon or violate any patent, copyright, trade secret or other property right of any third party known, or should have been known, to Consultant. Consultant represents and warrants that Consultant possesses the right to enter into and to perform this Agreement and that there are no liens or encumbrances against any of the Work Product that would be inconsistent with the rights granted to Conceptus hereunder.

B. Consultant agrees to indemnify and hold Conceptus harmless from and against all claims, losses, liabilities, damages, expenses, and costs (including reasonable attorney’s fees) that result from a breach or alleged breach of any of the above representations or warranties. In addition, Consultant agrees to indemnify and hold harmless Conceptus and its directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with (i) any negligent, reckless or intentionally wrongful act of Consultant or Consultant’s assistants, employees or agents, (ii) a determination by a court or agency that the Consultant is not an independent Consultant, (iii) any breach by the Consultant or Consultant’s assistants, employees or agents of any of the covenants contained in this Agreement, (iv) any failure of Consultant to perform the services in accordance with all applicable laws, rules and regulations, or (v) any violation or claimed violation of a third party’s rights resulting in whole or in part from Conceptus’s use of Prior Works under this Agreement.

8. Independent Contractor. Consultant shall operate as and have the status of an independent contractor and shall not act as or be an agent or employee of Conceptus. Consultant understands that Consultant is not authorized to incur any expenses on behalf of Conceptus. Consultant shall not subcontract or assign this Agreement or any part hereof without Conceptus’s prior written consent, which may be withheld in its sole and absolute discretion. Any such subcontract or assignment lacking such prior consent shall be void. Consultant shall be responsible for payment of all applicable taxes in respect of the compensation paid hereunder and shall provide evidence of such payment upon request. Consultant shall be present and available for consultation at Conceptus’s Mountain View facility as reasonably requested, unless otherwise specified in an attachment to this Agreement. Consultant assures that no unauthorized aliens as defined in the Immigration Reform and Control Act of 1986 shall perform work for Conceptus pursuant to this Agreement. Conceptus and Consultant agree that Consultant will receive no Conceptus-sponsored benefits from Conceptus. If Consultant is reclassified by a state or federal agency or court as Conceptus’s employee, Consultant will become a reclassified employee and will receive no benefits from Conceptus, except those mandated by state or federal law, even if by the terms of Conceptus’s benefit plans or programs of Conceptus in effect at the time of such reclassification, Consultant would otherwise be eligible for such benefits. During the period of this Agreement and for one year thereafter, Consultant agrees he will not encourage or solicit any employee or other consultant of Conceptus to leave Conceptus for any reason.

CONFIDENTIAL	-4-

9. Miscellaneous.

A. If at any time Consultant is required to work at any of Conceptus’s premises or use any of its equipment, Consultant will comply with all relevant health, safety and security regulations and related instructions issued by Conceptus. Conceptus maintains policies prohibiting the sexual harassment of employees, vendors or other visitors to Conceptus’s facilities. Consultant agrees to abide by such policies. Conceptus will make available to Consultant copies of such policies upon Consultant’s request.

B. This Agreement, together with all appendices and exhibits hereto, constitutes the entire agreement of the parties and supersedes any prior or contemporaneous oral or written agreements or understandings between the parties as to the subject matter thereto. Consultant represents that in entering into this Agreement, Consultant has not relied on any previous oral or implied representations, inducements or understandings of any kind or nature.

C. Without the prior written permission of Conceptus, the total amount of charges for the work hereunder shall not exceed $20,833.00 per month, or a pro rata portion thereof for time periods of less than a month. Consultant will maintain true and complete records in connection with the services and all transactions related thereto, and shall permit Conceptus to make an audit of all such records.

D. The term (“Term”) of this Agreement shall be for approximately five months, to commence on August 1, 2012, the “Effective Date”), and end on December 31, 2012, with the option of a one month extension. The one month extension requires written consent of both parties on or before December 1, 2012. Subject to the terms set forth herein, Conceptus may terminate this Agreement prior to December 31, 2012, upon good cause, and upon thirty days written notice. The term “good cause” refers to any of the conditions set forth in California Labor Code Section 2924, the material breach of any obligation herein, and/or Consultant’s full time employment with a third party. Upon termination of this Agreement for any reason, Consultant shall immediately deliver to Conceptus all written documentation, including all copies, concerning Proprietary Information, shall make no further use of such Proprietary Information, and shall make reasonable efforts to assure no further use of such Proprietary Information by Consultant’s employees, agents or contractors. In the event any of the Consultant’s employees, agents, or contractors are terminated, Consultant shall recover any such materials and Proprietary Information and make reasonable efforts to assure no further use of such Proprietary Information by such person.

E. Consultant will cooperate in good faith to respond to any request for information regarding a complaint by            that Consultant mischaracterized            separation from employment with Conceptus. Consultant further agrees that upon request he will provide a statement under penalty of perjury to Conceptus stating that he did not terminate            . Consultant further agrees to provide truthful information in connection with any requests by Conceptus for information relevant to            complaint.

F. The following sections shall survive the termination of this Agreement: Sections 2, 6, 7, 8, and 9.

CONFIDENTIAL	-5-

G. The validity, construction and performance of this Agreement shall be governed by the substantive law of the State of California, and the United States of America, excluding that body of law related to choice of law. Any action or proceeding brought to enforce the terms of this Agreement shall be brought in the County of Santa Clara, State of California or in the Northern District of California. Consultant consents to personal jurisdiction before such courts. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, the remaining provisions shall remain in full force and effect. Consultant understands and agrees that the disclosure or improper use of any Proprietary Information will cause irreparable harm for which there is no adequate remedy at law.

H. No waiver, amendment or modification of any provisions of this Agreement shall be effective unless in writing and signed by the party against whom such waiver, amendment or modification is sought to be enforced. No failure or delay by either party in exercising any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy.

I. The headings contained herein are for the convenience of reference only and are not intended to define, limit expand or describe the scope of intent of any Section or other provision in this Agreement.

J. Both parties have read, understand, and agree to all terms set forth in this Agreement, and have signed the top of the first page indicating their acceptance.

CONFIDENTIAL	-6-

Appendix A

Compensation:

$20,833.00 per month, payable monthly for an average of ten hours of work per week. For any work period of less than a month, time will be paid on a pro rata basis. Total maximum is $104,166 for the five-month Term, or $125,000 upon the parties’ exercise of the option to extend the Term an additional month.

Work Scope:

Responsible for independent handling of assignments related to DTC and segmentation, as directed by Pete Essex, VP of Marketing. All such duties will be performed in New Jersey. You agree to reasonable availability throughout the course of the consulting agreement to facilitate feedback and project completion. You will consult on on-going activities including Customer Segmentation, Direct to Consumer advertising campaign, on-going wave analysis and any other projects as determined by Conceptus.

CONFIDENTIAL	-7-

Appendix B

Travel Policies

Travel Expenses:

Conceptus will pay for general economy airfare, economy rental cars and standard hotel rooms.

Conceptus will not pay for first class or upgraded seating for air travel, upgrades to rental cars or hotel rooms and room service that are excessive. We will not pay for in-room movies or entertainment.

Any expenses over $500 must be approved by Conceptus.

Invoices:

Consultant will accurately invoice Conceptus on a monthly basis for time, travel and expenses, with the final invoice to be submitted on or before February 15, 2013. Conceptus will pay invoices within 10 days of the receipt of such invoice.

We require receipts attached to all invoices.

Consultant will not mark-up any of the administrative items (copies, faxes, etc.) or charge for administrative duties.

CONFIDENTIAL	-8-

Appendix C

PRIOR INVENTIONS LETTER

Conceptus, Inc.

331 E. Evelyn Avenue

Mountain View, CA 94040

Ladies and Gentlemen:

The following is a complete list of all inventions or improvements relevant to the subject matter of my engagement with Conceptus that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement with Conceptus (attach additional sheets as necessary):

Date: August 9, 2012

Very truly yours,

/s/ Sam Trujillo
Name: Sam Trujillo

CONFIDENTIAL	-9-